Exhibit 10.3

August 3, 2026 Darin Harper

Dear Darin:

I am excited to provide you with the terms of your promotion to Dave & Buster’s Chief Executive Officer effective August 3, 2026 (your "Start Date"). This letter summarizes the principal business terms of the proposed promotion and is non-binding, except as expressly stated below. As you know, any employment relationship is conditioned upon the negotiation and execution of a mutually acceptable employment agreement, approved by the Compensation Committee and the Board of Directors of Dave & Buster's Entertainment, Inc. If these terms meet with your approval, please indicate your acceptance by returning a signed copy to us at your earliest convenience.

Your Role
You will be our Chief Executive Officer.

Your Location
You will continue to be based at the Dave & Buster’s Store Support Center (“SSC”) in Coppell, Texas.

Your Base Compensation
Your total base compensation will be $650,000 annually, payable weekly in accordance with our normal payroll schedule.

Your Short-Term Incentive Plan
You will continue to be eligible to participate in Dave & Buster’s 2026 Executive Bonus Program. Notwithstanding your Start Date, you will be eligible to earn up to 100% of your annual target bonus opportunity (pro-rated) for the 2026 fiscal year, subject to the terms and performance criteria of the Executive Bonus Program. Your annual target bonus is 100% of your base salary. Performance goals are set each year for this program.

Your Long-Term Incentive Plan
The Board reviews the Company’s annual performance and the performance of the executive team when determining annual equity awards, which are typically granted each April. Your target annual equity award is $747,500, equal to 115% of your annualized base salary.

For 2026, you will be eligible to receive a prorated amount of your target LTI award, which has been approved by the Board and will consist of 50% restricted stock units (RSUs) and 50% stock options.

Beginning in fiscal 2027, the form and terms of future equity awards will be determined by the Board at the time such awards are granted.

Your One-Time Appointment Grants
We will give you a one-time equity grant with a total value of $6,500,000 within your first 30 days of the appointment of your new role (the date the grants are awarded hereafter referred to as the “Grant Date”) in the form of three types of Dave & Buster’s equity awards:

(i)a stock option grant with respect to shares valued at $2,250,000 (the precise number of options to be granted will be calculated by dividing $2,250,000 by the Grant Price on the Grant Date), with an exercise price equal to the Grant Date closing price (Grant Price), which stock options will become earned in full on the first date occurring when the 60-day trailing VWAP of our stock is equal to or greater than the Grant Price multiplied by 2 (stock options that become earned, the "2X Earned Options" and the date on which the stock options become earned the "2X Price Achievement Date"). This achievement must occur within three years of the Grant Date. Thereafter, 100% of the 2X Earned Options will vest ratably over three years;
(ii)a time-based restricted stock unit grant with respect to shares valued at $2,000,000 (based on the Grant Price), vesting ratably in equal annual installments over three years;
(iii)A performance stock unit award with a grant-date value of $2,250,000, based on the Grant Price. The award will be divided into three equal tranches, with each tranche eligible to vest independently based on the Company achieving Same Store Sales (“SSS”) growth of at least 2% during the applicable performance period:
•One-third based on SSS growth during the second half of fiscal year 2026 (the third and fourth fiscal quarters);
•One-third based on SSS growth during fiscal year 2027; and
•One-third based on SSS growth during fiscal year 2028.
Achievement for each performance period will be measured independently. Accordingly, failure to achieve the performance target for one period will not affect the participant’s opportunity to vest in the tranche applicable to either of the other performance periods.

In each case, subject to your continued employment through the applicable vesting date and to the terms and conditions set forth in the applicable equity plan and award agreement. Additional information about these grants will be included in the grant documentation you’ll receive after the Grant Date.

Your Benefits
•You will continue to be eligible to participate in our health and welfare insurance coverage under the terms of the plans applicable to our team members.
You will continue be eligible to participate in the Company's 401(k) Plan and in the Company's Select Executive Retirement Plan ("SERP"), a supplemental retirement savings plan for eligible executives. Subject to the terms of each plan and any applicable plan limits, the Company currently provides a matching contribution equal to 50% of your contributions, up to 6% of eligible compensation, under both the 401(k) Plan and the SERP. All retirement benefits are subject to the terms and conditions of the applicable plan documents, which may be amended from time to time.
•You will also continue to be entitled to reimbursement for an annual executive physical examination, currently provided by the Cooper Clinic in Dallas.

Please keep in mind that all benefits are reviewed annually and may be adjusted.

If the terms summarized above are acceptable to you, please sign a copy of this letter and scan a signed copy to rachel.morgan@daveandbusters.com

The terms of this letter will be memorialized in an employment agreement that will be provided to you for review and execution before your Start Date; the employment agreement will include restrictive covenants and other standard terms applicable to all our executives.

Very truly yours,
Rachel Morgan
Chief Legal Officer & Corporate Secretary

Agreed as Set Forth Above:

Signature    Date